EXHIBIT 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of June 27, 2007 (“Effective Date”), by and between Trans-Pharma Corporation (“Company”) and Dr. Juliet Singh (“Executive”).

PRELIMINARY STATEMENT

A.            WHEREAS, The Company and the Executive desire to enter into this Agreement to provide for Executive’s employment by the Company, upon the terms and conditions set forth herein.

The parties hereby agree as follows:

1.             Duties.

1.1.          Position.  Executive shall serve as Chief Executive Officer and President, and serve on the Company Board of Directors, and shall have the duties and responsibilities incident to such position and such other duties as may be determined in consultation with the Company’s Board of Directors (“Board of Directors”). Executive shall perform faithfully, cooperatively and diligently all of her job duties and responsibilities and agrees to and shall devote her full time, attention and effort to the business of the Company and other assignments as directed by the Company’s Board of Directors. The Executive will report directly to the Board of Directors

1.2.          Best Efforts.  Executive will expend her best efforts on behalf of the Company in connection with her employment and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.

2.             Employment Term.  The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until terminated by either the Executive or the Company (“Term”).

3.             Compensation.

3.1.          Base Salary.  As compensation for Executive’s performance of her duties hereunder, Company shall pay to Executive an initial base salary of One Hundred and Ninety-Five Thousand Dollars ($195,000), starting on the Effective Date hereof, (“Annual Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.  Executive’s Annual Base Salary shall be eligible for an increase based upon the recommendation of the Board of Directors.

3.2.          Annual Bonus and Equity Plan.  The Executive shall be eligible to receive an annual bonus and participate in the Company’s Equity Plan, which basis will be determined by mutual agreement between the Executive and the Board of Directors.

4.             Health and Welfare Benefit Plans.  The Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under health and welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical prescription, dental disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to employees of the Company.

5.             Customary Benefits.  Executive shall be entitled to all customary and usual fringe benefits and shall be entitled to participate in all savings and retirement plans, practices, policies and programs generally applicable to employees of the Company that are in effect during the Employment Term, subject to the terms and conditions of Company’s benefit plan documents, as applicable.

6.             Business Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable, out-of-pocket business expenses incurred in the performance of her duties on behalf of Company.

7.             Vacation.  Executive shall be entitled to paid vacation, personal and sick days each calendar year, in accordance with the Company’s plans, policies and programs then in effect.

8.             Indemnification. In connection with the execution of the Agreement, the Company will also enter into a customary indemnification agreement with Executive.

9.            Termination. The Executive’s employment hereunder may be terminated under the following circumstances (without impairing the Executive’s rights under benefit plans, arrangements and Company policies and procedures).

9.1 Termination upon Death or Permanent Disability. The Executive’s Term of employment shall automatically terminate in the event of the death or permanent disability of Executive. For purposes of this Agreement, “permanent disability” shall mean the inability to perform services hereunder for a period of six consecutive months.

9.2. Termination by Company for Cause. The Company shall have the option to terminate the Term (a) for cause in the event the Executive engages in grossly negligent conduct or willful misconduct in connection with the execution of her duties hereunder which materially and adversely affect the Company, after written notice by the Company to the Executive of the specific nonperformance of her duties hereunder, provided the nonperformance continues uncorrected for a period of thirty days after written notice thereof by the Company to the Executive specifically identifying the manner in which the Company believes the Executive has not performed her duties. For purposes of this Section 9.2, no act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by her not in good faith and without reasonable belief that her act or omission was in the best interests of the Company.

9.3. Severance. If the Company terminates Executive’s employment other than for cause pursuant to Section 9.2, Executive shall be entitled to receive a continuation of her then Annual Base Salary plus health care insurance coverage for a period of one (1) year from said date of termination, with such base salary continuation to be at the rate set forth in Section 3.1, or, if greater, the rate of the Executive’s current Annual Base Salary at the date of Termination.

Nothing herein shall derogate from the Executive’s rights under employee benefit plans, programs and arrangements under applicable law.

9.4.  Constructive Discharge.  Any significant reduction or adverse change in the nature or scope of the Executive’s authority, duties, status or position contemplated by Section 1.1 hereof, including an involuntary relocation, or a reduction in the base salary and/or benefits of the Executive from those provided for in Sections 4 and 5 hereof as they may from time to time be in effect, will be the basis for the Executive’s termination of this Agreement by giving at least thirty days prior notice to the Company, and in such event the termination will be treated as a termination by the Company without cause under Section 9.3.

9.5. Benefits upon Termination for Cause or Voluntary Termination by Executive. In the event the Company properly terminates Executive’s employment under this Agreement for cause pursuant to Section 9.2 or Executive voluntarily resigns from her employment during the Term:

(a) base salary shall be prorated as of the date of termination and said prorated amount shall be paid to Executive,

(b) all stock options or stock appreciation rights granted to Executive shall be governed by the instruments granting such rights; and

(c) the Company shall (i) make such other and further payment to Executive, her designated beneficiaries and her dependents as may be provided pursuant to the terms of any employee benefit plans, fringe benefit plans, and all other compensation and/bonus plans, programs and structures, in which the Executive is a participant at the time of termination of her employment with the Company, and (ii) promptly reimburse the Executive for any then un-reimbursed out-of-pocket expenses pursuant to Section 6.

9.6. Confidentiality and Proprietary Rights.  Executive agrees to continue to abide by the Company’s Information and Inventions Agreement.

10.             Section 409A of the U.S. Internal Revenue Code.

10.1.          Good Faith Intention.  The Company and Executive intend in good faith that this Agreement comply with the applicable requirements of Section 409A of the Code and that this Agreement be construed, interpreted and administered in accordance with such intent.

11.           Attorney’s Fees.  If litigation shall be instituted to enforce or interpret any provision of this Agreement hereof, the prevailing party will reimburse the other party for his/her reasonable attorney’s fees and disbursements incurred in such proceeding.

12.           General Provisions.

12.1.        Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives and successors, including any successor of the company by reason of any dissolution, merger, consolidation, sale of assets or other reorganization of the Company.

12.2.        Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege; and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12.3.        Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

124.        Headings.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.

12.5.        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California, without reference to its conflicts of laws principles.

12.6.        Counterparts.  This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.

12.7.        Survival.  Sections 8, 9, 10, 11 and, 12 of this Agreement shall survive Executive’s employment by Company.

12.8. Notices.  All notices, consents, waivers and other communications under this Agreement shall be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by facsimile (with written confirmation of receipt); or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, return

If to Executive:

Dr. Juliet Singh
P.O. Box 2191
Rancho Santa Fe, CA 92067

If to the Company:

Dr. Jeffrey Abrams
Member of the Board of Directors
Trans-Pharma Corporation
4225 Executive Square, Suite 460
La Jolla, CA 92037

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

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IN WITNESS WHEREOF, THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	June 27, 2007	EXECUTIVE

/s/ Juliet Singh, Ph.D.
Dr. Juliet Singh

Dated:	June 27, 2007	TRANS-PHARMA CORPORATION.

		By:	/s/ Jeffrey Abrams
			Name:	Dr. Jeffrey Abrams
			Title:	Director

[Signature Page to Employment Agreement]